Exhibit 99.4

“We Accelerate Growth” Feb 2020 © 2018 Frost & Sullivan. All rights reserved. This document contains highly confidential information and is the sole property of Frost & Sullivan. No part of it may be circulated, quoted, copied or otherwise reproduced without the written approval of Frost & Sullivan. The PRC Chinese Patent Medicine Industry Independent Market Research

2 Agenda 1 Terms & Introduction of the Research 4 Competitive Landscape of Chinese Patent Medicine Market in the PRC 3 Overview of the Chinese Patent Medicine Market in the PRC 2 Overview of the Macroeconomic Environment in the PRC

3 Abbreviation The PRC: the People’s Republic of China CACR: Compound Annual Growth Rate RMB: Renminbi, the official currency of the People’s Republic of China TCM: Traditional Chinese Medicine

4 Agenda 1 Terms & Introduction of the Research 4 Competitive Landscape of Chinese Patent Medicine Market in the PRC 3 Overview of the Chinese Patent Medicine Market in the PRC 2 Overview of the Macroeconomic Environment in the PRC

5 Population of High - Aged Group • According to the National Bureau of Statistics of China, by the end of 2018 , the Chinese population people aged 65 or above reached 166 . 6 million, accounting for 11 . 9 % of the total population in China . With the rising life expectancy and the “One Child Policy” from the 1980 s to the 2010 s in the PRC, population is aging fast with the population aged 65 or above growing at a CAGR of approximately 4 . 9 % from 2014 to 2018 . Demand for healthcare products and services is also increasing rapidly due to the aging population and the rise of chronic diseases such as arthritis, asthma, diabetes and etc . It is forecasted that the Chinese population aged 65 or above will reach 208 . 0 million by the end of 2023 , accounting for 14 . 7 % of the total population in China . Source: National Bureau of Statistics of China, Frost & Sullivan analysis Population Aged 65 Years Old Above (the PRC), 2014 - 2023E 2014 - 2018 2019E - 2023E CAGR 4.9% 4.4% 137.6 143.9 150.0 158.3 166.6 175.2 184.5 192.3 199.1 208.0 0 5 10 15 20 25 0 40 80 120 160 200 240 10.5% 13.1% Million 2014% 2016 2015 2021E 10.1% 12.5% 10.8% 11.4% 2017 11.9% 2018 2019E 2020E 13.7% 14.1% 2022E 14.7% 2023E Percentage of 65+ years old Population Aged 65+ years old

6 Per Capita Annual Disposable Income • According to National Bureau of Statistics of China, during the past five years, in line with the steady economic growth, per capita annual disposable income of the PRC rose from RMB 20 . 2 thousand in 2014 to RMB 28 . 2 thousand in 2018 , representing a CAGR of approximately 9 . 0 % from 2014 to 2018 . The rise in disposable income contributes to improvements in living standards and increase in health awareness, supporting the development of Chinese patent medicine market in the PRC . It is expected that the per capita annual disposable income in the PRC will grow from RMB 30 . 6 thousand in 2019 to RMB 43 . 2 thousand in 2023 , with a CAGR of approximately 8 . 9% . Source: National Bureau of Statistics of China, Frost & Sullivan analysis Per Capita Annual Disposable Income (the PRC), 2014 - 2023E 2014 - 2018 2019E - 2023E CAGR 9.0% 8.9% 20.2 22.0 23.8 26.0 28.2 30.6 33.4 36.3 39.5 43.2 0 10 20 30 40 50 2016 Thousand RMB 2015 2021E 2014 2017 2018 2019E 2020E 2022E 2023E

7 Agenda 1 Terms & Introduction of the Research 4 Competitive Landscape of Chinese Patent Medicine Market in the PRC 3 Overview of the Chinese Patent Medicine Market in the PRC 2 Overview of the Macroeconomic Environment in the PRC

8 Traditional Chinese dietary supplements Traditional Chinese dietary supplements are Chinese herbal supplements used for the prevention of disease . Compared to herbal medicine, traditional Chinese dietary supplements usually choose herbs that are considered mild and moderate . Definition and Categorization of Traditional Chinese Medicine • Traditional Chinese medicine (TCM) has been widely accepted and used in the PRC for thousands of years to treat wounds and diseases, with the use of traditional Chinese medicine such as herbs, herbal materials, herbal preparations and finished products . The traditional Chinese medicine market consists of four segments based on the complexity of processing and product types, namely Chinese herbal medicine, decoction pieces, Chinese patent medicine and traditional Chinese dietary supplements . Source: Frost & Sullivan analysis Chinese herbal medicine Chinese herbal medicine represents the raw or unfinished products of Chinese herbs . It usually refers to the medicinal parts of plants, animals and mineral materials that can be used to produce decoction pieces and Chinese patent medicine . Decoction pieces Decoction pieces are produced by further processing raw Chinese herbs based on TCM theories and procedures including dehairing, slicing, chopping, boiling, steaming, frying and etc . Recent years have witnessed the development of modernized decoction technologies such as modernized extraction, concentration, ultra - fine pulverization and etc . Chinese patent medicine Chinese patent medicine or propriety Chinese medicine refers to any proprietary product composed solely of Chinese herbal medicines and/or materials of herbal, animal or mineral origin, formulated in a finished dose form and used for the diagnosis, treatment, prevention or alleviation of disease or symptom of a disease in human beings .

9 Value Chain Analysis • The upstream of Chinese patent medicine market in the PRC mainly refers to raw material suppliers such as crop and livestock producers who provide mineral, animal and plant tissues that can be used for the manufacture of TCM . Midstream Chinese patent medicine manufacturers procure TCM herbs through direct sales or distributors and produce Chinese patent medicine . Finished products will be sold to downstream medical service providers such as hospitals, clinics and etc . directly or through distributors . Downstream healthcare consumers can purchase Chinese patent medicine from medical service providers . Source: Frost & Sullivan analysis Upstream Midstream Downstream Mineral, animal and plant tissues supplier Medical service provider Healthcare consumer Chinese patent medicine distributor Chinese herbal medicine distributor Chinese patent medicine manufacturer Direct sales Direct sales Note : The Group is a vertically integrated Chinese patent medicine enterprise engaging in the supply, manufacture and distribution of Chinese patent medicine in the PRC .

10 Market Size of Chinese Patent Medicine • From 2014 to 2018 , stimulated by favorable government policies including the expansion of the National Drug Catalog for Basic Medical Insurance, Work - Related Injury Insurance, and Maternity Insurance and rising market demand for Chinese patent medicine, total market size of Chinese patent medicine by principal business revenue in the PRC grew from RMB 580 . 7 billion in 2014 to RMB 630 . 9 billion in 2018 , representing a CAGR of approximately 2 . 1% . The market experienced a fall in 2017 , primarily due to more stringent regulations and the winding up of a number of manufacturing enterprises . • In spite of the continuously aging population and rising awareness of healthcare, the market size of Chinese patent medicine in the PRC is anticipated to increase at a CAGR of approximately 6 . 0 % in the next five years, from RMB 668 . 8 billion in 2019 to RMB 844 . 3 billion by the end of 2023 . Source: Frost & Sullivan analysis Market Size of Chinese Patent Medicine by Principal Business Revenue (the PRC), 2014 - 2023E 2014 - 2018 2019E - 2023E CAGR 2.1% 6.0% 580.7 616.7 669.7 573.6 630.9 668.8 708.9 751.5 796.5 844.3 0 300 600 900 2019E Billion RMB 2015 2017 2014 2016 2018 2023E 2020E 2021E 2022E

11 Market Size of Traditional Chinese Dietary Supplements • Alongside rising healthcare awareness and improving living standards of the PRC people, traditional Chinese dietary supplements sector experienced a rapid growth from RMB 60 . 9 billion in 2014 to RMB 86 . 6 billion in 2018 , representing a CAGR of approximately 9 . 2% . Looking forward, with the expanding expenditure on healthcare product and service, market size of traditional Chinese dietary supplements by revenue is anticipated to rise with a CAGR of approximately 9 . 6% , from RMB 93 . 7 billion in 2019 to RMB 135 . 1 billion by the end of 2023 . Source: Frost & Sullivan analysis Market Size of Traditional Chinese Dietary Supplements by Revenue (the PRC), 2014 - 2023E 2014 - 2018 2019E - 2023E CAGR 9.2% 9.6% 60.9 67.0 73.1 79.3 86.6 93.7 101.9 111.7 123.6 135.1 0 40 80 120 160 2021E 2019E Billion RMB 2020E 2014 2015 2017 2016 2018 2022E 2023E

12 Market Drivers (1/2) Source: Frost & Sullivan analysis 1 2 3 Under supportive economic policies promulgated by the PRC government, the PRC has maintained a stable economic growth amidst the uncertainties in the global economic environment over the past five years . Consumers in the PRC are paying more attention on improvements in living standards and healthcare products and service, accompanying the economic development and rise in disposable income . According to International Monetary Fund (IMF), per capita annual disposable income of the PRC increased with a CAGR of approximately 9 . 0% , reaching RMB 28 . 2 thousand by the end of 2018 . In addition, with the healthcare reform and the implementation of the 13 th Five - Year Plan, per capita annual expenditure on healthcare attained RMB 1 , 766 . 9 in 2018 with a CAGR of approximately 12 . 0 % from 2014 , which supports the steady development of Chinese patent medicine market in the PRC . As stated by the National Bureau Statistics of China, the PRC population is aging rapidly with the population aged 65 or above increasing at a CAGR of approximately 4 . 9 % during the period from 2014 to 2018 . The aging population usually have weaker immune systems and higher possibility of illness . In particular, chronic diseases are prevalent among the elderly, driving the healthcare demand among people aged 65 or above . In addition, as TCM are usually considered helpful in protecting and improving the health and well - being of people, consumers in the PRC usually prefer TCM products and service to maintain health, and prevent and treat diseases, which brings sustained market demand for Chinese patent medicine . In the next five years, the aging population is forecasted to account for 14 . 7 % of the total population of the PRC, continuously driving the market of Chinese patent medicine in the PRC . In February 2017 , the Ministry of Human Resources and Social Security has issued the new version of the National Drug Catalog for Basic Medical Insurance, Work - Related Injury Insurance, and Maternity Insurance in 2017 to include more types of pharmaceutical products in the coverage of insurance and reimbursement . The total number of products in the Catalog reached 2 , 535 , with 1 , 238 being Chinese patent medicine . Compared to the old version, total number of Chinese patent medicine increased 25 . 4% , accounting for 48 . 8 % of the total number of products in the Catalog . The insurance and reimbursement provided by the PRC government is forecasted to encourage the market demand and consumption of Chinese patent medicine in the PRC . In addition, the Outline for the Strategic Development of Chinese Medicine ( 2016 - 2030 ) ( 《 中医药发展战略规划纲要 ( 2016 - 2030 ) 》 ) which sets the target to allow every citizen to enjoy quality TCM services by the end of 2020 . Meanwhile, the Outline of the 13 th Five - Year Plan for the National Economic and Social Development of the People’s Republic of China ( 《 中华人民 共和国国民经济和社会发展第十三个五年规划纲要 》 ) also highlights the importance of TCM and sets TCM as a strategic priority in the PRC, which is considered favorable to the Chinese patent medicine market in the PRC . Increasing disposable income and healthcare awareness Growing aging population and prevalence of chronic diseases. Favorable governmental policies and regulations.

13 Market Drivers (2/2) Source: Frost & Sullivan analysis 4 A new corona virus, COVID - 19 , emerged in December 2019 and then spread rapidly worldwide in 2020 . The outbreak of COVID - 19 caused 81 , 669 infections and 3 , 329 deaths in the PRC as of April 4 , 2020 , based on official numbers . Common symptoms of COVID - 19 include fever, cough, and shortness of breath . Currently, there is no specific antiviral treatment of COVID - 19 or cure for an infection . Treatments focusing on managing symptoms are generally accepted in the clinical applications . For example, according to Shanghai Municipal Health Commission, paracetamol is recognized as the only recommended antipyretic - analgesic drug for the clinical application of COVID - 19 treatment . Apart from conventional treatment, the use of TCM as a supplement to conventional therapy has been recommended by Wuhan Municipal Health Commission and National Health Commission of the PRC . Furthermore, as consumers in the PRC usually prefer TCM products to maintain health and prevent disease, the Chinese patent medicine market in the PRC is expected to demonstrate a strong growth in 2020 and afterwards . Outbreak of COVID - 19

14 Market Trend Source: Frost & Sullivan analysis • Starting from 2016 , with the issue of the “Internet + Human Resources and Social Security” 2020 Program ( 《 “ 互联网 + 人 社 ” 2020 行动计划 》 ) by the Ministry of Human Resources and Social Security, e - commerce platform becomes the new retail sales channel for Chinese patent medicine in the PRC . Later in 2017 , National Administration of Traditional Chinese Medicine published the Guiding Opinions on Promoting the Integration of Traditional Chinese Healthcare Service and Internet, which supports online development of TCM product and service . It is expected that with the supportive government policies and rising adoption of e - commerce in the PRC, online expansion and integration of e - commerce will become a new market trend in the Chinese patent medicine market in the PRC . Integration of e - commerce Development of oversea market • The National Development and Reform Commission and National Administration of Traditional Chinese Medicine of the PRC together issued the Development Plan for the “Belt and Road Initiative” of Traditional Chinese Medicine ( 2016 - 2020 ) ( 《 中医药 “ 一带一路 ” 发 展规划 ( 2016 - 2020 年 ) 》 ) . Based on the Plan, 30 oversea TCM centers and 50 corporation bases will be established in oversea countries, which strongly supports the oversea expansion of Chinese patent medicine . Therefore, the oversea expansion and development is expected to be another trend of the Chinese patent medicine market in the next five years .

15 Agenda 1 Terms & Introduction of the Research 4 Competitive Landscape of Chinese Patent Medicine Market in the PRC 3 Overview of the Chinese Patent Medicine Market in the PRC 2 Overview of the Macroeconomic Environment in the PRC

16 Competition Overview Guangzhou Pharmaceutical Holdings Ltd. Description Guangzhou Pharmaceutical Holdings Limited (GPHL) is dedicated to the research and development of Chinese patent medicine, Chinese herbal medicine, chemical pharmaceutical products, biological medicine and healthcare products. It engages in the supply, manufacture, logistics and distribution of healthcare products and services. Year of Establish - ment 1951 Head - quarter Guangzhou, the PRC Source: Company websites, Expert Interview, Frost & Sullivan Analysis Beijing Ton Ren Tang Group Co., Ltd. (SH: 600085) Description With a history of over 300 years, Tong Ren Tang is a Chinese pharmaceutical company specialising in the manufacturing and retail sales of TCM. It has 5 manufacturing bases with over 40 production lines to produce over 1,000 types of products. Year of Establish - ment 1669 Head - quarter Beijing, the PRC Yunnan Baiyao Group Co., Ltd (SZSE:000538) Description With over 100 years of history, Yunnan Baiyao is a pharmaceutical enterprise which develops, manufactures, distributes and sells TCM products. Its products are sold in the PRC, Southeast Asia and other regions and countries. The Group was listed in 1999. Year of Establish - ment 1971 Head - quarter Kunming, the PRC

17 Entry Barriers Source: Frost & Sullivan Analysis Market participants in the Chinese patent medicine market in the PRC are required to obtain a Pharmaceutical Production License from the National Medical Products Administration . The license will be issued only after it is determined, through an inspection, that the company’s relevant production facilities are at or above the applicable standards for sanitary conditions, quality assurance systems, management structure and equipment standards . Meanwhile, manufacturers must produce in accordance with the Standards for Quality Control of Pharmaceutical Production formulated by the Department of Pharmaceutical Supervisory and Administrative under the State Council and obtain GMP Certificate . License and qualification It is crucial for Chinese patent medicine market participants to have sufficient capital for the research and development for new products, maintenance and upgrade of manufacturing and production facilities and etc . Market participants with years of establishment generally possess sufficient capital for the R&D and manufacturing activities . In addition, established market participants have a proven track record and industry reputation to raise external funds . New market entrants, on the other hand, may find it hard to raise sufficient initial capital investment to enter the Chinese patent medicine market . Significant capital investment The Chinese patent medicine enterprises rely heavily on qualified and experienced talents, as their expertise and knowledge will directly affect the research and development, planting, manufacturing, and distribution activities of market participants . Established market participants with proven track record and good industry reputation are more likely to attract professional talents . New market entrants may not be able to recruit enough qualified workers to establish their business in the Chinese patent medicine market in the PRC . Qualified and experienced personnel

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